Stockholm, Sweden, February 5, 2020 (NYSE: VNE and SSE: VNE-SDB)

Financial Report October - December 2019
Financial Summary - Q4'19
•Financial results in-line with or better than our expectations
•Net Sales $456 million
•Net Sales decline 15%, Organic Sales[1] decline 14%
•Active Safety Net Sales decline 22%, Organic Sales[1] decline 20%
•Operating cash flow impacted by ~$(30) million of timing effects

Outlook - FY'20
•Organic Sales[1] are expected to increase in the mid-single digits, mainly driven by Active Safety and Brake Systems
•Currency translation impact is expected to be negligible
•Operating loss and cash flow before financing activities[1] are expected to improve from 2019 levels (on a comparable basis)
•Global LVP is estimated to decline in the low-single digits

Business Highlights
•Market adjustment initiatives continue to drive underlying cost structure and balance sheet improvements
•Order book at the end of 2019 remains approximately $19 billion despite ~9% lower LVP assumptions for the period 2020 to 2025
•Order intake for 2019 of ~$550 million of average annual sales with Active Safety ~70%, this represents ~$2.5 billion of lifetime sales
•VNBS JV (Asia Operations) divestiture closed on February 3, 2020, net cash proceeds of approximately $170 million
•Order intake for 2020 is estimated to be approximately $1 billion of average annual sales for our core Electronics segment.

Key Figures	Three Months Ended December 31					Twelve Months Ended December 31
Dollars in millions, (except where specified)	2019		2018		Change	2019		2018		Change
	$	%	$	%	$	$	%	$	%	$
Net Sales	$456		$535		$(79)	$1,902		$2,228		$(326)
Gross Profit / Margin	$76	16.7%	$109	20.4%	$(33)	$311	16.4%	$430	19.3%	$(119)
RD&E, net / % of Sales	$(103)	(22.5)%	$(132)	(24.7)%	$29	$(562)	(29.6)%	$(466)	(20.9)%	$(96)
Operating Loss / Margin	$(72)	(15.8)%	$(75)	(14.0)%	$3	$(460)	(24.2)%	$(197)	(8.8)%	$(263)
Operating Cash Flow	$(104)		$1		$(105)	$(325)		$(179)		$(146)

Comments from Jan Carlson, Chairman, President and CEO
Organic sales in the quarter were in-line with our expectations at the beginning of the quarter, despite some weakness in the LVP. Our operating loss was lower than expected at the beginning of the quarter, primarily due to continuing cost control activities across the company, particularly with respect to customer reimbursements and control of our RD&E costs. In general, our market adjustment initiatives are continuing to positively impact our cost structure.

During 2020 we intend to take further actions under our market adjustment initiative program. These actions include: further partnering, further focusing our product portfolio, reviewing certain customer contracts, and a continued focus on other cost improvement initiatives.

We are also continuing to define the scope and priorities of Zenuity, where the Polestar 2 and the Volvo XC 40 Recharge, both launching in the upcoming months, will be the first two vehicles with the full Zenuity software suite for collaborative driving. This is a major milestone and achievement for Zenuity.

2020 is a major customer launch year for Veoneer and we are gearing up for the launch of our fourth-generation vision systems during the first half of the year. The bulk of the launches, and importantly the higher delivery volumes, are concentrated toward the second half of the year which is when we expect Veoneer to return to organic sales growth.

We are basing our 2020 outlook on our core Active Safety and Restraint Control Systems businesses and our VBS US operations Brake Systems business, as we completed the divestiture of the Asian operations of our VNBS joint venture on February 3, 2020 as part of an on-going strategic review of our brake business.

In the early part of January, we participated to the Consumer Electronics Show where we showcased our latest solutions in Collaborative Driving, which further confirmed our decision to focus our sales, operations and development on Active Safety solutions where the driver remains involved. Customer feedback to our approach is very positive and we expect to win significant, profitable orders with our focused, refined Active Safety portfolio throughout 2020.

We are currently monitoring and taking appropriate actions on a daily basis related to the effects from the Corona virus outbreak in China. As always, the health and safety of our employees is our primary focus. To date we are not aware of any cases of the virus with our employees, however it is too early to assess the effects on our China business as this is an on-going situation.

For the next several quarters our focus is on preparing for: successful customer launches in 2020 and heading into 2021, market adjustment initiatives to continue to drive efficiencies and improve cash flow, and continuing to win profitable new business.

An earnings conference call will be held today, Wednesday, February 5, 2020 at 13:00 CET. To follow the webcast or to obtain the phone number/pin code, please see www.veoneer.com. The slide deck will be available on our website prior to the earnings conference call. See also the Non-U.S. GAAP Financial Measures section on page 10 of this earnings release for further disclosures. [1] For all Non-U.S. GAAP financial measures, see the reconciliation tables in this earnings release, including the Non-U.S. GAAP Financial Measures section on page 10. See the Non-U.S. GAAP Financial Measures section for further discussion of the forward-looking Non-U.S. GAAP financial measures.

Page 1 of 10                05 February 2020

Financial Overview for the Quarter

Sales by Product
Net Sales	Three Months Ended December 31				Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2019	2018	U.S. GAAP Reported		Currency		Organic[1]
	$	$	Chg. $	Chg.%	$	%	$	%
Restraint Control Systems	205	235	(30)	(13)	(3)	(1)	(27)	(12)
Active Safety	154	197	(43)	(22)	(4)	(2)	(39)	(20)
Brake Systems	97	103	(6)	(6)	2	2	(8)	(8)
Total	$456	$535	$(79)	(15)%	$(5)	(1)%	$(74)	(14)%
1 Non-U.S. GAAP measure reconciliation for Organic Sales

Net Sales - Veoneer’s net sales for the quarter declined by 15% to $456 million as compared to 2018. Organic sales[1] declined by 14% while the combined currency translation effects of 1% accounted for the remainder of the decline. During the quarter, our organic sales developed essentially in-line with our expectations at the beginning of the quarter.

Active Safety - Net sales for the quarter of $154 million decreased by 22% as compared to 2018. This decline was primarily driven by the organic sales[1] decline of 20%. The LVP in our major markets for Active Safety (Western Europe, North America, China and Japan), where we have a relatively higher CPV on premium brands produced in those markets, declined by more than 4%.

According to IHS, the LVP decreased more than 5% for the quarter as compared to 2018. This decline was across all major vehicle producing geographies except China which increased by slightly more than 1%. Overall, this decline was essentially in line with their expectations at the beginning of the quarter.	Strong demand for mono, stereo and thermal camera systems and ADAS ECUs on several models drove an increase in organic sales. This growth was more than offset by the negative product mix shift from 24Ghz to 77Ghz radar technology and the phase-out of certain mono-vision programs with BMW.
Restraint Control Systems - Net sales for the quarter of $205 million decreased by 13% as compared to 2018. The organic sales[1] decline of 12% was due to lower volumes in China and North America where we saw a temporary phase-out of our products on certain vehicle models.

Brake Systems - Net sales for the quarter of $97 million decreased by 6% as compared to 2018. The organic sales[1] decline of 8% was due to lower volumes in Japan where we saw a temporary phase out of our products on certain Honda vehicle models.

Income Statement

Gross Profit - The gross profit for the quarter of $76 million was $33 million lower as compared to 2018. The negative volume and product mix effects that caused the lower organic sales were the main contributors to the gross profit decline. Net currency effects on the gross profit were approximately $1 million unfavorable for the quarter as compared to 2018, primarily due to the stronger US dollar.

Net Loss - The net loss for the quarter of $93 million decreased by $26 million as compared to 2018.
Veoneer’s net loss from its equity method investment (Zenuity) of $19 million during the quarter was $1 million higher as compared to 2018 despite adding approximately 80 associates during 2019.

Operating Loss - This is the second quarter with a standalone cost structure comparable to 2018. The operating loss for the quarter of $72 million decreased by $3 million as compared to 2018.	The interest income, net and other non-operating items, net combined for the quarter were $2 million lower as compared to 2018, mainly due to interest expense related to the convertible debt of $4 million.
The RD&E, net of $103 million decreased $29 million as compared to 2018, primarily due to higher engineering reimbursement. Sequentially from the previous quarter RD&E, net improved by $41 million, mostly due to the normal seasonality effect of engineering reimbursement.
Income tax expense of $2 million for the quarter was $28 million lower as compared to 2018. This is mainly due to the $24 million of discrete tax items in the same quarter of 2018.
The non-controlling interest income of $3 million in the VNBS JV for the quarter was $9 million higher as compared to 2018. This is the second quarter that Veoneer Brake Systems US Operations is excluded from non-controlling interest.

The SG&A expense of $41 million for the quarter decreased by $3 million as compared to 2018, primarily due to lower consultancy and IT costs, and was a $4 million improvement from the previous quarter.
Other income and amortization of intangibles combined were $3 million favorable for the quarter as compared to 2018. Net currency effects on the operating loss were $3 million favorable for the quarter as compared to 2018.
Loss per Share - The loss per share of $0.87 for the quarter decreased as compared to a loss of $1.31 in 2018. This decline was mainly due to the decrease in the operating loss as the share count increase from the common stock issuance in 2019 reduced the loss by $0.22 per share.

Cash Flow and Balance Sheet

Net cash used in operating activities - Net cash used in operating activities of $104 million during the quarter was $105 million higher as compared to 2018. The lower net loss was offset by certain timing effects related to net working capital[1].

Net Working Capital[1] - The change in net working capital of negative $55 million for the quarter was mainly due to timing in trade receivables and accounts payables. These timing effects of approximately $30 million are expected to reverse during the first quarter in 2020.

Net cash used in investing activities - Net cash used in investing activities of $67 million during the quarter was $2 million higher as compared to 2018. Lower capital expenditures were mostly offset by the Zenuity investment of $26 million.

Capital Expenditures - Capital expenditures of $45 million for the quarter decreased by $20 million as compared to 2018 mainly due to lower investments in the brake systems segment, facility expansions and engineering related IT.

Cash flow before financing activities[1] - The cash flow before financing activities of negative $171 million for the quarter was higher than our expectations due to certain timing effects in net working capital[1].

Cash and cash equivalents - Cash and cash equivalents of $894 million for the quarter, including cash included in Assets held for Sale of $35 million, decreased by $168 million during the quarter, mainly due to the cash flow before financing activities.

Page 2 of 10                05 February 2020

Segment Overview for the Quarter

Electronics	Three Months Ended December 31						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2019		2018		U.S. GAAP Reported		Currency		Organic[1]
	$	%	$	%	Chg. $	Chg.%	$	%	$	%
Net Sales	$359		$432		$(73)	(17)%	$(7)	(2)%	$(66)	(15)%
Operating Loss / Margin	$(43)	(12.1)%	$(50)	(11.6)%	$7
Segment EBITDA1 / Margin	$(22)	(6.1)%	$(31)	(7.2)%	$9
Associates	7,384		7,105		279
1 Non-U.S. GAAP measure reconciliation for Organic Sales and Segment EBITDA

Net Sales - The net sales for the Electronics segment decreased by $73 million to $359 million for the quarter as compared to 2018. This sales decline was mainly due to the organic sales[1] decline in Active Safety and Restraint Control Systems of $39 million and $27 million, respectively, along with the currency translation effects of $7 million.

EBITDA[1] - The segment EBITDA [l] loss for Electronics decreased by $9 million to negative $22 million for the quarter as compared to 2018. This improvement is mainly due to the decrease in operating loss for the segment while depreciation and amortization increased by $2 million.
Associates - Associates in the Electronics segment decreased by 232 to 7,384 sequentially from the previous quarter, mainly due to a reduction in engineering of ~180 and direct labor of ~90. Temporary associates decreased by ~220 reflecting the uncertain macro environment.
Deliveries - The quantities delivered during the quarter were 4.0 million units for Restraint Controls Systems and 1.8 million units for Active Safety.

Operating Loss - The operating loss for the Electronics segment of $43 million for the quarter decreased by $7 million as compared to 2018, mainly due to the reduction in RD&E, net which was partially offset by the negative volume and product mix effects causing the lower organic sales in Active Safety and Restraint Control Systems.

Brake Systems	Three Months Ended December 31						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2019		2018		U.S. GAAP Reported		Currency		Organic[1]
	$	%	$	%	Chg. $	Chg.%	$	%	$	%
Net Sales	$97		$103		$(6)	(6)%	$2	2%	$(8)	(8)%
Operating Loss / Margin	$(10)	(9.7)%	$(7)	(6.8)%	$(3)
Segment EBITDA1 / Margin	$(6)	(6.0)%	$2	1.5%	$(8)
Associates	1,447		1,452		(5)
  1 Non-U.S. GAAP measure reconciliation for Organic Sales and Segment EBITDA

Net Sales - The net sales for the Brake Systems segment decreased by $6 million to $97 million for the quarter as compared to 2018. The sales decrease was mainly attributable to temporary lower volumes on certain Honda vehicle models, mainly in China and Japan.

EBITDA[1] - The segment EBITDA loss for Brake Systems increased by $8 million to negative $6 million for the quarter as compared to 2018. This decline was due to the increase in underlying operating loss for the segment.

Operating Loss - The operating loss for the Brake Systems segment increased to $10 million from $7 million for the quarter as compared to 2018. This change was mainly due to the negative volume and product mix effects causing the lower organic sales and slight increase in RD&E, net to support future organic sales growth.

Associates - The number of associates in the Brake Systems segment decreased by 20 to 1,447 sequentially from the previous quarter, mainly due to reductions in direct labor, including temporary associates.

Deliveries - The quantities delivered during the quarter were 0.5 million units for the Brake Systems.

Corporate and Other	Three Months Ended December 31
Dollars in millions, (except where specified)	2019		2018		U.S. GAAP Reported
	$	%	$	%	Chg. $	Chg. %
Net Sales	$—		$—		$—
Operating Loss / Margin	$(19)	—%	$(17)	—%	$(2)
EBITDA1 / Margin	$(19)	—%	$(17)	—%	$(2)
Associates	43		43		—
1 Non-U.S. GAAP measure reconciliation for EBITDA

Operating Loss and EBITDA[1] - The operating loss and EBITDA for Corporate and other increased to $19 million from $17 million for the quarter as compared to 2018. This increase was mainly attributable to slightly higher outside services cost during the quarter.

Associates - The number of associates decreased by 2 to 43 sequentially from the previous quarter due to a reduction in temporary associates related to process improvements of being a standalone company.

The Veoneer associates and financial figures for the quarter are comparable to 2018 as the second quarter in 2018 was the last quarter of carve-out reporting.
Page 3 of 10                05 February 2020

Financial Overview Year to Date

Sales by Product
Net Sales	Twelve Months Ended December 31				Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2019	2018	U.S. GAAP Reported		Currency		Organic[1]
	$	$	Chg. $	Chg. %	$	%	$	%
Restraint Control Systems	822	974	(152)	(16)%	(29)	(3)%	(123)	(13)%
Active Safety	708	825	(118)	(14)%	(37)	(4)%	(81)	(10)%
Brake Systems	372	428	(56)	(13)%	(3)	(1)%	(53)	(12)%
Total Net Sales	$1,902	$2,228	$(326)	(15)%	$(69)	(3)%	$(257)	(12)%
1 Non-U.S. GAAP measure reconciliation for Organic Sales

Net Sales - Veoneer’s net sales for the full year of 2019 declined by 15% to $1,902 million as compared to 2018. Organic sales[1] declined by 12% while the combined currency translation effects were 3%. More than half of the organic sales decline for the full year of 2019 was in North America, and was related to both the Restraint Control Systems and the Active Safety product areas.

Active Safety - Net sales for the full year of 2019 decreased by 14% to $708 million as compared to 2018. This decline was driven by currency translation effects of 4% while organic sales[1] declined by 10%. The LVP in our major markets for Active Safety (Western Europe, North America, China and Japan), where we have a relatively higher CPV on premium brands produced in those markets, declined by close to 6%.

The LVP, according to IHS, declined by close to 6% for the full year of 2019 as compared to 2018. This decrease was mainly attributable to China, Western Europe, North America, South Korea and India. The global LVP of close to 86 million vehicles for 2019 is the lowest level since 2015 when the global LVP was approximately 86 million.	Strong demand for mono, stereo and night vision (thermal sensing) systems and ADAS ECUs on several models drove an increase in organic sales. This growth was more than offset by the negative product mix impact from 24GHz to 77GHz radar technology and the phase-out of mono vision cameras on certain BMW models.
Restraint Control Systems - Net sales for the full year of 2019 decreased by 16% to $822 million as compared to 2018. The organic sales[1] decline of 13% was due to lower volumes in North America, China and South Korea, where we have a temporary phase-out of our products on certain vehicle models, and lower underlying LVP.

Brake Systems - Net sales for the full year of 2019 decreased by 13% to $372 million as compared to 2018. The organic sales[1] decline of 12% was mainly due to lower volumes in China and Japan, where we have a temporary phase-out of our products on certain Honda vehicle models.

Income Statement

Gross Profit - The gross profit of $311 million for the full year of 2019 was $119 million lower as compared to 2018. The negative volume and product mix effects that caused the lower organic sales were the main contributors to the gross profit decline. Net currency effects on the gross profit were approximately $28 million unfavorable for the same period as compared to 2018, primarily due to the stronger US dollar.

Net Loss - The net loss for the full year of 2019 increased by $228 million to $522 million as compared to 2018. Veoneer’s net loss from its equity method investment (Zenuity) of $70 million for the full year of 2019 increased by $7 million as compared to 2018. This increase is mainly attributable to the hiring and continued build-up of software engineers through the first half of 2019.

Operating Loss - The operating loss of $460 million for the full year of 2019 increased by $263 million as compared to 2018. Net currency effects on the operating loss were negative $8 million for the same period as compared to 2018.
The increase in equity method investment loss was partially offset by interest income, net of $8 million, which was an increase of $2 million as compared to 2018. Interest expense related to the convertible debt issuance in 2019 was approximately $10 million for the full year of 2019.
The RD&E, net increase of $96 million for the full year of 2019 as compared to 2018 was mainly due to the ramp-up of engineering hiring during 2018 to support future organic sales growth.	The Income tax expense for the full year of 2019 decreased by $41 million as compared to 2018, mainly due to an $10 million tax benefit from the convertible debt and $26 million of discrete tax items in 2018.
The SG&A increase of $33 million for the full year of 2019 as compared to 2018 was mostly related to the additional costs associated with being a standalone listed company during the first half of 2019.	The non-controlling interest loss of $22 million in the VNBS JV for the full year of 2019 was $3 million higher as compared to 2018. The increase is mainly due to the organic sales impact on earnings.
Other income was $18 million lower for the full year of 2019 as compared to 2018 primarily due to the reversal of the $14 million MACOM earn-out provision.
Loss per Share - The loss per share of $4.92 for the full year of 2019 increased by $1.75 per share as compared to 2018 mainly due to the increase in the operating loss. The share count increase from the common stock issuance in 2019 reduced the loss by $0.80 per share.

Cash Flow and Balance Sheet

Net cash used in operating activities - Net cash used in operating activities of $325 million during the full year of 2019 was $146 million higher as compared to 2018. The higher net loss was partially offset by the positive change in net working capital[1] and other, net.

Net Working Capital[1] - Net working capital of $3 million improved by $39 million during the full year of 2019 as compared to 2018 primarily due to a reduction in customer trade receivables and inventories, net.

Net cash used in investing activities - Net cash used in investing activities of $265 million during the full year of 2019 increased $80 million as compared to 2018 due to higher capital expenditures and lower related party notes receivable partially offset by Zenuity funding.

Capital Expenditures - Capital expenditures of $213 million, or 11% of sales, for the full year of 2019 increased by $25 million as compared to 2018. We expect the level of capital expenditures to be ~11% of sales for 2020, including VBS, to support sales growth in 2020 and in the future.

Cash flow before financing activities[1] - The cash flow before financing activities of negative $590 million for the full year of 2019 was approximately $30 million lower than expected due to certain timing effects in net working capital.

Shareholders Equity - Shareholders equity, including non-controlling interest, at the end of 2019 of $1,818 million decreased by $109 million during 2019 as the equity raise effect mostly offset the operating loss.

Page 4 of 10                05 February 2020

Segment Overview Year to Date

Electronics	Twelve Months Ended December 31						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2019		2018		U.S. GAAP Reported		Currency		Organic[1]
	$	%	$	%	Chg. $	Chg. %	$	%	$	%
Net Sales	$1,530		$1,800		$(270)	(15)%	$(66)	(4)%	$(204)	(11)%
Operating Loss / Margin	$(324)	(21.2)%	$(116)	(6.4)%	$(208)
Segment EBITDA1 / Margin	$(242)	(15.8)%	$(43)	(2.4)%	$(199)
Associates	7,384		7,105		279
1 Non-U.S. GAAP measure reconciliation for Organic Sales and Segment EBITDA

Net Sales - The net sales in the Electronics segment decreased by $270 million to $1,530 million for the full year of 2019 as compared to 2018. This decline was mainly due to the organic sales[1] decline in Active Safety and Restraint Control Systems of $81 million and $123 million, respectively, along with the currency translation effects of $66 million.

EBITDA[1] - The EBITDA loss for the Electronics segment decreased by $199 million to negative $242 million for the full year of 2019 as compared to 2018. This was mainly due to the increase in operating loss as depreciation and amortization increased by $9 million.
Associates - The number of associates in the Electronics segment increased by 279 to 7,384 as compared to 2018. This increase is primarily due to the hiring of engineers to support the strong order intake for future sales growth.
Deliveries - The quantities delivered during the full year of 2019 were 16.0 and 8.3 million units for Restraint Controls Systems and Active Safety, respectively.

Operating Loss - The operating loss for the Electronics segment of $324 million for the full year of 2019 increased by $208 million as compared to 2018. This increase was mainly due to the negative volume and product mix effects causing lower organic sales in Active Safety and Restraint Control Systems and an increase in RD&E cost to support future organic sales growth and current development programs.

Brake Systems	Twelve Months Ended December 31						Components of Change vs. Prior Year
Dollars in millions, (except where specified)	2019		2018		U.S. GAAP Reported		Currency		Organic[1]
	$	%	$	%	Chg. $	Chg. %	$	%	$	%
Net Sales	$372		$428		$(56)	(13)%	$(3)	(1)%	$(53)	(12)%
Operating Loss / Margin	$(64)	(17.0)%	$(30)	(7.1)%	$(34)
Segment EBITDA1 / Margin	$(32)	(8.5)%	$7	1.7%	$(39)
Associates	1,447		1,452		(5)
1 Non-U.S. GAAP measure reconciliation for Organic Sales and Segment EBITDA

Net Sales - The net sales in the Brake Systems segment decreased by $56 million to $372 million for the full year of 2019 as compared to 2018. This sales decline was mainly attributable to temporary lower volumes on certain Honda vehicle models, mainly in China and Japan.

EBITDA[1] - The EBITDA loss for the Brake Systems segment decreased to negative $32 million for the full year of 2019 as compared to $7 million in 2018, mainly due to the increase in the operating loss for the segment.
Associates - The number of associates in the Brake Systems segment declined slightly to 1,447 as compared to 2018. An increase in RD&E was mostly offset by reductions in direct and indirect labor associates.
Deliveries - The quantities delivered during the full year of 2019 were 1.7 million units for Brake Systems.

Operating Loss - The operating loss for the Brake Systems segment increased by $34 million to $64 million for the full year of 2019 as compared to 2018. This increase was mainly due to the negative volume and product mix effects causing lower organic sales and a slight increase in RD&E, net to support future organic sales growth.

Within the Brake Systems segment, the VNBS JV Asia operations (including China and Japan) generated Net Sales of $313 million for the full year of 2019 and $370 million for the full year of 2018. The same VNBS JV Asia operations (including China and Japan) accounted for approximately one-fourth of the Brake Systems segment operating loss in both full year 2019 and 2018. The RD&E, net for the VNBS JV Asia operations (including China and Japan) was approximately $25 million in 2019.

Corporate and Other	Twelve Months Ended December 31
Dollars in millions, (except where specified)	2019		2018		U.S. GAAP Reported
	$	%	$	%	Chg. $	Chg. %
Net Sales	$—		$—		$—
Operating Loss / Margin	$(72)	—%	$(51)	—%	$(21)
EBITDA1 / Margin	$(71)	—%	$(51)	—%	$(20)
Associates	43		43		—
1 Non-U.S. GAAP measure reconciliation for EBITDA

Operating Loss and EBITDA[1] - The operating and EBITDA loss for Corporate and other for the full year of 2019 increased to $72 and $71 million, respectively, as compared to $51 million in 2018, mainly due to additional costs associated with being a standalone listed company.
Associates - The number of associates remained unchanged at 43 as compared to 2018 mainly due to the hiring of personnel to support a standalone listed company that was completed in 2018.
The Veoneer associates and financial figures for the full year of 2019 are not comparable since the first half of 2018 is based on carve-out reporting.

Page 5 of 10                05 February 2020

Associates		December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
TOTAL		8,874	9,127	9,235	9,191	8,600
Whereof:	Direct Manufacturing	2,002	2,116	2,153	2,110	2,083
	RD&E	4,907	5,086	5,154	5,192	4,676
	Temporary	1,396	1,630	1,659	1,563	1,329
The number of associates decreased by 253 to 8,874 during the quarter from 9,127 in the previous quarter, mainly due to reductions in direct manufacturing and RD&E of 114 and 179 associates, respectively. Temporary associates also declined during the quarter by 234 reflecting the uncertain and changing LVP and macro environment.

The increase in associates of 274 as compared to the same period in 2018 to 8,874 from 8,600 is primarily due to the net hiring of 231 associates to support our investment in engineering for future growth opportunities. Temporary associates increased by 67 as compared to 2018 due to the uncertain macro situation and new program launches.

2020 Outlook and Targets
Our 2020 outlook includes our core Active Safety and Restraint Control Systems business (Electronics segment) and the VBS US operations since we completed the VNBS JV divestiture on February 3, 2020.
Our current customer call-offs and deliveries point to a weak first quarter, mostly in China and Europe, both sequentially from the previous quarter and year-over-year. This leads us to expect a LVP decline for the first six months and a decline in the low single digits for FY'20, both as compared to 2019.
Veoneer expects to return to organic sales growth in the mid-single digits in 2020. This expected sales growth is driven by new program launches, mostly in Active Safety, during the second half of the year. During the first half of 2020 our net sales are expected to remain relatively flat sequentially from the second half of 2019, and then ramp-up sequentially during the second half of 2020.
During 2020, our market adjustment initiatives are expected to generate further cost structure and balance sheet improvements.We expect RD&E, net along with the operating loss and cash flow before financing to improve in 2020 from 2019 levels, on a comparable basis, although most of the improvement is expected to come during the second half of the year. This excludes any one-time effects related to our strategic reviews. Based on the market opportunities we currently foresee in 2020, we estimate our order intake to be approximately $1 billion of average annual sales for our core Electronics segment.
Lastly, our medium-term targets are based on our approximately $19 billion order book, of which approximately 80% is for the Electronics segment (Active Safety and Restraint Control Systems). We estimate the net sales of this segment will increase to approximately $2.5 billion in 2022, which is a CAGR of approximately 19% from 2019. During this same period Active Safety net sales are expected to approximately double.

Other Topics and Events
Filings - Please refer to our Annual Report for definitions of terms used in this report. Veoneer’s annual report on Form 10-K, quarterly reports on Form 10-Q, press releases, current reports on Form 8-K, proxy statement and other documents filed with the SEC can be obtained free of charge from Veoneer at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Veoneer’s corporate website www.veoneer.com. The earnings call webcast slide presentation is posted on our corporate website.
Reporting Structure - Veoneer is organized according to product areas around its two segments, Electronics, which includes Restraint Control Systems and Active Safety, and Brake Systems, which is the VNBS JV and our VBS US operations. Products are Veoneer’s primary focus in running and reporting its business, as well as its customer focus. Consequently, although Veoneer discloses sales by region in accordance with its reporting obligations to the SEC, the Company does not believe it is particularly helpful to investors and does not intend to provide regular quarterly analysis and reporting details on sales by region or other comparisons versus light vehicle production.
Carve-Out Reporting - The Veoneer financial results for the first half of 2018 have been prepared from the financial records of Autoliv, Inc. under specific carve-out basis accounting rules.
Reporting Tables - Values in tables and other compilations have been rounded separately, therefore minor rounding differences may occur.
Accounting for Leases - Veoneer adopted ASU 2016-02, Leases (Topic 842), effective January 1, 2019, which is intended to increase transparency and comparability among organizations by recognizing lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The impact from the adoption of the standard was approximately $3 million for the full year of 2019.
Next Report - The next Veoneer earnings report for the first quarter of 2020 is planned for Friday, April 24, 2020.
Contacts: Thomas Jonsson - EVP Communications & IR, +46 8 527 762 27 or thomas.jonsson@veoneer.com and Ray Pekar - VP Investor Relations, +1 248 794 4537 or ray.pekar@veoneer.com.

October 30 - Veoneer announced the signing of definitive agreements to divest its 51% ownership of the VNBS JV to Nissin Kogyo Co. Ltd. and Honda Motor Co. Ltd. As result of this announcement, Veoneer is classifying this pending transaction as "assets held for sale" which resulted in no impairment charge. The transaction closed on February 3, 2020 and generated approximately $170 of net cash proceeds. The Company continues with a strategic review of its VBS US operations.
November 11 - Veoneer joined the AVCC to speed up the development of autonomous vehicle hardware and software architecture.
December 5 - Veoneer announced that it will showcase its products that will change how everyone will drive in the future at the 2020 CES. For the first time Veoneer will take its technology to the streets of Las Vegas demonstrating its hardware and software solutions which will be available in customer showrooms during the first half of 2020.
January 3 - Veoneer announced its 2019 order book of approximately $19 billion and 2019 order intake of approximately $550 million average annual sales which represents approximately $2.5 billion of estimated future life-time sales where Active Safety was approximately 70%.
January 8 - Veoneer announced its Annual General Meeting for shareholders in Detroit, MI on Wednesday May 6, 2020. Shareholders of record at the close of business on March 9, 2020 are invited to attend.
Definitions: AVCC - Autonomous Vehicle Computing Consortium, CAGR - Compound Annual Growth Rate, CPV - Content per Vehicle, CES - Consumer Electronics Show, LVP - Light Vehicle Production, OEM - Original Equipment Manufacturer, Order Book - Estimated total future sales attributable to documented new business awarded, based on estimated product volumes and pricing and exchange rates, Order Intake - Estimated future average annual sales attributable to documented new business awarded based on estimated average annual product volumes, average annual sales price for such products, and exchange rates, PP - Percentage Points, VNBS JV - Veoneer Nissin Brake Systems Joint Venture, VBS - Veoneer Brake Systems.

This report is information that Veoneer, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the EVP Communications and IR set out above, at 12:00 CET on Wednesday, February 5, 2020. Inquiries - Company Corporate website www.veoneer.com.
Page 6 of 10                05 February 2020

Safe Harbor Statement

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this report other than statements of historical fact, including without limitation, statements regarding management’s examination of historical operating trends and data, estimates of future sales (including estimates related to order intake), operating margin, cash flow, taxes or other future operating performance or financial results, are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “likely,” “might,” “would,” “should,” “could,” or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. We have based these forward-looking statements on our current expectations and assumptions and/or data available from third parties about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs.

New risks and uncertainties arise from time to time, and it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Factors that could cause actual results to differ materially from these forward-looking statements include, without limitation, the following: the cyclical nature of automotive sales and production; changes in general industry and market conditions or regional growth or decline; our ability to achieve the intended benefits from our separation from our former parent; our ability to be awarded new business or loss of business from increased competition; higher than anticipated costs and use of resources related to developing new technologies; higher raw material, energy and commodity costs; component shortages; changes in customer and consumer preferences for end products; market acceptance of our new products; dependence on and relationships with customers and suppliers; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; costs or difficulties related to the integration of any new or acquired businesses and technologies; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; higher expenses for our pension and other post-retirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of future litigation, regulatory actions or investigations or infringement claims; our ability to protect our intellectual property rights; tax assessments by governmental authorities and changes in our tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; and other risks and uncertainties contained in the Company's quarterly reports and Annual Report on Form 10-K.

For any forward-looking statements contained in this report or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Consolidated Income Statement	Three Months Ended December 31		Twelve Months Ended December 31
Dollars in millions, (except per share data)	2019	2018	2019	2018 [3]
Net sales	$456	$535	$1,902	$2,228
Cost of sales	(380)	(427)	(1,591)	(1,798)
Gross profit	76	109	311	430
Selling, general & administrative expenses	(41)	(44)	(189)	(156)
Research, development & engineering expenses, net	(103)	(132)	(562)	(466)
Amortization of intangibles	(3)	(7)	(20)	(23)
Other income / (expense), net	(1)	—	—	18
Operating loss	(72)	(75)	(460)	(197)
Loss from equity method investment	(19)	(18)	(70)	(63)
Interest income, net	1	3	8	6
Other non-operating items, net	(1)	(1)	1	—
Loss before income taxes	(91)	(90)	(521)	(253)
Income tax benefit / (expense)	(2)	(30)	(1)	(42)
Net loss [1]	(93)	(119)	(522)	(294)
Less: Net loss attributable to non-controlling interest	3	(6)	(22)	(19)
Net loss attributable to controlling interest	$(96)	$(114)	$(500)	$(276)
Net loss per share – basic [2]	$(0.87)	$(1.31)	$(4.92)	$(3.17)
Weighted average number of shares outstanding [2]	111.40	87.17	101.62	87.16
[1] Including Corporate and other sales. [2] Basic number of shares in millions used to compute net loss per share. Participating share awards without right to receive dividend equivalents are (under the two-class method) excluded from loss per share calculation. [3] 2018 figures for the first half of 2018 are according to Carve-out reporting from the Autoliv spin-off of Veoneer.

Page 7 of 10                05 February 2020

Consolidated Balance Sheet	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Dollars in millions
Assets
Cash & cash equivalents	$859	$1,062	$1,204	$715	$864
Short-term investments	—	—	—	—	5
Receivables, net	253	309	319	364	376
Inventories, net	144	159	158	170	172
Related party receivables	11	14	16	43	64
Prepaid expenses and contract assets	47	46	42	39	39
Other current assets	18	12	19	21	22
Current assets held for sale	317	—	—	—	—
Total current assets	$1,649	$1,602	$1,758	$1,352	$1,543
Property, plant & equipment, net	473	570	548	521	499
Right of use assets, operating lease	100	99	94	70	—
Equity method investment	87	75	73	81	101
Goodwill	290	290	290	290	291
Intangible assets, net	17	87	93	96	102
Deferred tax assets	7	11	10	10	11
Investments	9	10	10	8	8
Other non-current assets	111	111	91	91	78
Total assets	$2,743	$2,855	$2,967	$2,519	$2,632
Liabilities and equity
Accounts payable	$233	$317	$276	$307	$369
Related party payables	3	4	12	4	16
Accrued expenses	192	227	207	214	193
Income tax payable	7	6	6	7	9
Other current liabilities	38	59	71	61	48
Current liabilities held for sale	118	—	—	—	—
Total current liabilities	$591	$613	$572	$593	$636
4% Convertible Senior Notes due 2024	160	158	156	—	—
Pension liability	17	21	21	20	20
Deferred tax liabilities	13	12	12	14	13
Operating lease non-current liabilities	82	81	75	53	—
Financial lease non-current liabilities [2]	33	33	33	33	1
Other non-current liabilities	29	37	34	38	37
Total non-current liabilities	$334	$342	$331	$158	$70
Equity
Common stock	111	111	111	87	87
Additional paid-in capital	2,343	2,343	2,341	1,939	1,938
Accumulated deficit	(681)	(584)	(451)	(318)	(181)
Accumulated other comprehensive income (loss)	(44)	(59)	(34)	(30)	(19)
Total Equity	$1,729	$1,811	$1,967	$1,678	$1,826
Non-controlling interest	89	89	97	90	101
Total Equity and non-controlling interest	1,818	1,900	2,064	1,768	1,927
Total liabilities, Equity and non-controlling interest	$2,743	$2,855	$2,967	$2,519	$2,632
[1] Carve-out reporting due to the Autoliv spin-off of Veoneer, [2] Figures were reported as Other non-current liabilities for the last three quarters in 2018.

Page 8 of 10                05 February 2020

Consolidated Cash Flow Statement	Three Months Ended December 31		Twelve Months Ended December 31
Dollars in millions	2019	2018	2019	2018
Operating activities
Net loss	$(93)	$(119)	$(522)	$(294)
Depreciation and amortization	25	29	115	111
Contingent consideration write-down	—	—	—	(14)
Other, net	17	57	58	54
Change in operating assets and liabilities	(53)	34	24	(36)
Net cash used in operating activities [1]	$(104)	$1	$(325)	$(179)
Investing activities
Net decrease in related party notes receivable	—	—	—	76
Capital expenditures	(45)	(65)	(213)	(188)
Equity method investment	(26)	—	(58)	(71)
Short-term investments	—	—	5	(5)
Long-term investments	2	—	(1)	—
Proceeds from sale of property, plant and equipment	2	1	2	4
Acquisition of intangible assets	—	(1)	—	(1)
Net cash used in investing activities	$(67)	$(65)	$(265)	$(185)
Financing activities
Issuance of Common Stock	(2)	—	403	—
Net increase in long-term debt	4	—	210	—
Net increase in short-term debt	—	—	22	—
Net (Decrease) / increase in related party short-term debt	—	1	1	1
Cash provided at separation from Former Parent	—	—	—	980
Net transfers from Former Parent	—	19	—	294
Net (Decrease) / increase in related party long-term debt	—	—	—	(49)
Net cash provided by financing activities	$2	$20	$636	$1,226
Effect of exchange rate changes in cash [2]	1	(12)	(16)	2
(Decrease) / Increase in cash and cash equivalents	(168)	(55)	30	864
Cash and cash equivalents at beginning of period	1,062	919	864	—
Less: Cash and cash equivalents at end of period, Assets Held for Sale	(35)	—	(35)	—
Cash and cash equivalents at end of period [3]	$859	$864	$859	$864
[1] Operating Cash flow is the equivalent to “Net cash used in operating activities”. [2] Including cash equivalents, [3] Excluding Cash in Assets Held for Sale of $35 million.

Key Ratios	Three Months Ended December 31		Twelve Months Ended December 31
Dollars in millions, (except where specified)	2019	2018	2019	2018
Gross Margin % [1]	16.7	20.4	16.4	19.3
SG&A %	(9.1)	(8.2)	(9.9)	(7.0)
RD&E %	(22.5)	(24.7)	(29.6)	(20.9)
Operating Margin % [2]	(15.8)	(14.0)	(24.2)	(8.8)
Depreciation and Amortization %	(5.5)	(5.4)	(6.1)	(5.0)
EBITDA % [3]	(10.3)	(8.8)	(18.1)	(3.9)
Capital Expenditures %	(9.8)	(12.1)	(11.2)	(8.4)
Net Working Capital [4]	$3	$42	$3	$42
Operating Cash flow [5]	$(104)	$1	$(325)	$(179)
Shareholders’ Equity [6]	$1,729	$1,826	$1,729	$1,826
Cash and Cash Equivalents	$859	$864	$859	$864
Weighted average number of shares outstanding [6]	111.40	87.17	101.62	87.16
Net loss per share – basic [7]	$(0.87)	$(1.31)	$(4.92)	$(3.17)
Total Shareholders’ Equity per share	$15.52	$20.94	$17.01	$20.94
Number of Associates at period-ending [8]	7,478	7,271	7,478	7,271
Number of Total Associates at period-ending [9]	8,874	8,600	8,874	8,600
Days Receivables Outstanding [10]	46	70	52	76
Days Inventory Outstanding [11]	29	29	29	26
[1] Gross profit relative to sales. [2] Operating income relative to sales. [3] See EBITDA reconciliation to net loss on page 10. [4] Total current assets excluding cash and cash equivalents minus total current liabilities excluding short-term debt. [5] Operating Cash flow is the equivalent to “Net cash used in operating activities”. [6] Basic number of shares used to compute net loss per share in millions. Participating share awards without right to receive dividend equivalents are (under the two-class method) excluded from the loss per share calculation. [7] Excluding non-controlling interest. [8] Employees with a continuous employment agreement, recalculated to full time equivalent heads. [9] Includes temporary hourly personnel. [10] Outstanding receivables relative to average daily sales. [11] Outstanding inventories relative to average daily sales.

Page 9 of 10                05 February 2020

Non-U.S. GAAP Financial Measures

Non-U.S. GAAP financial measures are reconciled throughout this report.
In this report we refer to organic sales or changes in organic sales growth, a non-U.S. GAAP financial measure that we, investors and analysts use to analyze the Company's sales trends and performance. We believe that this measure assists investors and management in analyzing trends in the Company's business because the Company generates approximately 68% of its sales in currencies other than in U.S. dollars (its reporting currency) and currency rates have been and can be rather volatile. The Company has historically made several acquisitions and divestitures, although none that impacted the reporting periods in question. Organic sales and organic sales growth represent the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates on the Company’s performance. The tables in this report present the reconciliation of changes in the total U.S. GAAP net sales to changes in organic sales growth.
The Company uses in this report EBITDA, a non-U.S. GAAP financial measure, which represents the Company’s net income excluding interest expense, income taxes, depreciation and amortization and including loss from equity method investment. The Company also uses Segment EBITDA, a non-U.S. GAAP financial measure, which represents the Company’s EBITDA which has been further adjusted on a segment basis to exclude certain corporate and other items. We believe that EBITDA and Segment EBITDA are useful measures for management, analysts and investors to evaluate operating performance on a consolidated and reportable segment basis, because it assists in comparing our performance on a consistent basis. The tables below provide reconciliations of net income (loss) to EBITDA and Segment EBITDA.
The Company uses in this report net working capital, a non-U.S. GAAP financial measure, which is defined as current assets (excluding cash and cash equivalents) minus current liabilities excluding short-term debt and net assets and liabilities held for sale. The Company also uses in this report cash flow before financing activities, a non-U.S. GAAP financial measure, which is defined as net cash used in operating activities plus net cash used in investing activities. Management uses these measures to improve its ability to assess operating performance at a point in time as well as the trends over time. The tables below provides a reconciliation of current assets and liabilities to net working capital and cash flow before financing activities.
Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. These measures, as defined, may not be comparable to similarly titled measures used by other companies.
Forward-looking non-U.S. GAAP financial measures used in this report are provided on a non-U.S. GAAP basis. Veoneer has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as foreign currency exchange rates and future investing activities, cannot be reasonably predicted or determined. As a result, such reconciliations are not available without unreasonable efforts and Veoneer is unable to determine the probable significance of the unavailable information.
Reconciliations of U.S. GAAP to Non-U.S. GAAP Financial Measures

Net Loss to EBITDA	Three Months Ended December 31		Twelve Months Ended December 31
Dollars in millions	2019	2018	2019	2018
Net Loss	$(93)	$(119)	$(522)	$(294)
Depreciation and amortization	25	29	115	111
Loss from equity method investment	19	18	70	63
Interest and other non-operating items, net	—	(3)	(9)	(7)
Income tax expense / (benefit)	2	30	1	42
EBITDA	$(47)	$(47)	$(345)	$(87)

Segment EBITDA to EBITDA	Three Months Ended December 31		Twelve Months Ended December 31
Dollars in millions	2019	2018	2019	2018
Electronics	$(22)	$(31)	$(242)	$(43)
Brake Systems	(6)	2	(32)	7
Segment EBITDA	(28)	(30)	(274)	(36)
Corporate and other	(19)	(17)	(71)	(51)
EBITDA	$(47)	$(47)	$(345)	$(87)

Working Capital to Net Working Capital	September 30, 2019	September 30, 2018	December 31, 2019	December 31, 2018
Dollars in millions
Total current assets	$1,602	$1,648	$1,649	$1,543
less Total current liabilities	613	630	591	636
Working Capital	989	1,018	1,058	907
less Cash and cash equivalents	(1,062)	(919)	(859)	(864)
less Short-term debt	21	—	3	—
less Net of Assets and Liabilities held for sale	—	—	(199)	—
Net Working Capital	$(52)	$99	$3	$42

Cash Flow before Financing Activities	Three Months Ended December 31		Twelve Months Ended December 31
Dollars in millions	2019	2018	2019	2018
Net cash used in Operating Activities	$(104)	$1	$(325)	$(179)
plus Net cash used in Investing Activities	(67)	(65)	(265)	(185)
Cash flow before Financing Activities	$(171)	$(64)	$(590)	$(364)